Exhibit 99.1

February 2022

Presentation Script and Slides

The following script should be read in conjunction with the accompanying slide presentation, which contains, among other information, source data for certain information set forth in the script.

Thank you for joining us. We’ll start with an overview of XPO Logistics today — our company operations and our value proposition for shareholders. We’ll also give you the highlights of our fourth quarter financial performance, and our 2022 guidance.

Over the last decade, we built XPO into one of the world’s leading providers of supply chain services — then successfully spun off our logistics business in August 2021. This simplified XPO to two segments: 1) North American Less-Than-Truckload (LTL); and 2) Brokerage and Other Services, of which truck brokerage is the core component. Together, North American LTL and truck brokerage generate the majority of our revenue and more than 90% of our operating income.

The spin-off also simplified our growth strategy as a pure-play freight transportation company. Our leadership, technology resources and frontline execution are intensely focused on driving revenue and margin higher, even in those parts of the company where our performance is already industry-best. We’re resolute in our commitment to deliver outsized returns to our shareholders.

We’re off to a great start as a pure-play, with a fourth quarter 2021 performance that achieved some key financial records. We reported the highest revenue and highest adjusted diluted EPS of any quarter in our history, as well as adjusted EBITDA that was a fourth quarter record, and exceeded our guidance for both the quarter and the year. We also continued deleveraging to pursue an investment-grade credit rating.

Investment Highlights

We believe that our company has strong competitive advantages tailored to the opportunities in our addressable markets. XPO provides critically important services for the economy, and we’re capitalizing on a combination of macro trends, secular tailwinds and company-specific initiatives:

•	Expansive, fragmented markets with growing penetration: In North America, where we’re a top provider of LTL and truck brokerage, our market share is in the single digits: approximately 8% share of the $42 billion LTL market, and 3% share of the $80 billion truck brokerage market. There’s an estimated $360 billion of additional truckload spend in North America that could be going through brokers — a fertile environment for market share growth in our truck brokerage business.

•	Exposure to fast-growing verticals in highly compelling sectors: We have deep exposure to verticals such as e-commerce that are growing much faster than the overall market, and to the recovering industrial sector.

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•	Industry leader in technology: Our first-mover advantage as an industry innovator is rooted in the more than $3 billion we’ve spent on technology on all operations since 2011. We have XPO-specific initiatives that are delivering growth and expanding our margins, positioning our company to thrive across market cycles. Most of these initiatives are managed within our digital ecosystem, where our digital brokerage platform also resides.

•	Benefits of scale: Our scale in both LTL and brokerage is important to customers and gives us the ability to drive significant operating leverage, benefit from purchasing power and continue to innovate to differentiate our offerings. Companywide, our 42,000 employees serve more than 50,000 customers across 771 locations.

•	Disciplined capital allocation: We have a long history of generating a high return on capital — for 2021, our companywide ROIC was 32%, and our ROIC from North American LTL was even higher. Our adjusted EBITDA growth and strong free cash flow support our continued investments in the business and our deleveraging to a net leverage ratio of 1.0x to 2.0x by the first half of 2023. This is a key step in our process to achieve an investment-grade credit rating.

•	Enviable record of superior shareholder value creation: In the last decade, XPO was the 7th best-performing stock on the Fortune 500, according to Bloomberg market data, and we have a significant opportunity to continue to create superior shareholder value.

•	Strong culture: Our secret sauce has always been the world-class people we attract to XPO — the thousands of professionals at every level who contribute to our performance while representing our values.

Specific drivers of growth and returns in our core businesses appear in the sections below.

Less-Than-Truckload (LTL)

Our North American LTL segment is asset-based. We provide customers with geographic density and day-definite regional, inter-regional and transcontinental freight services with one of the industry’s largest networks of tractors, trailers, professional drivers and terminals. Our services include cross-border US freight movements to and from Mexico and Canada, as well as intra-Canada service.

The key factors driving growth and margin expansion in our North American LTL business are:

•	Critical capacity and national lane density, supported by 291 terminals in North America, with large economies of scale. Our LTL business represents over three decades of investment, with network coverage of approximately 99% of all US zip codes and key routes in Canada. Our 12,000 professional XPO truck drivers are particularly valued by our customers, as the pervasive driver shortage is predicted to continue;

•	Our comprehensive action plan to enhance our LTL network in North America and drive growth. We’ve taken a number of actions to enhance network efficiencies, with longer-term tactical actions underway. We’re making good progress with the plan since we began executing it in October 2021 to resolve pressure on our operating ratio, and we expect to achieve a year-over-year improvement of more than 100 basis points in adjusted operating ratio this year. The five parts of our plan are:

–	Improve network flow. Our targeted fourth quarter initiatives have significantly improved network flows and customer satisfaction, while generating stronger service metrics in areas such as on-time transit and freight handling as the quarter progressed;

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–	Drive pricing. We pulled our typical January 2022 General Rate Increase forward to November 2021 and instituted accessorial charges for detained trailers, oversized freight and special handling; this contributed to record 11% growth in yield, excluding fuel, in the fourth quarter;

–	Expand the driver base. We graduated approximately 900 professional drivers from XPO driver training schools in 2021, exceeding our goal, and we intend to double the number of 2021 graduates in 2022;

–	Increase trailer production. We added a second production line at our Searcy, Arkansas trailer manufacturing facility, and we expect to double the number of units produced in 2022 year-over-year; and

–	Expand footprint by 900 net new doors (approximately 6%) by year-end 2023. We opened three new terminals from October 2021 through January 2022, with a total of 314 doors: Chicago Heights, Illinois (264 doors); Sheboygan, Wisconsin (26 doors); and Texarkana, Arkansas (24 doors); and closed 165 doors as planned, resulting in 149 net doors added to the network. Additionally, we plan to open new fleet maintenance shops in Ohio, Florida, New York and Nevada in the first quarter of 2022.

•	Significant opportunities to leverage our LTL technology to improve profitability beyond the sizable margin gains we’ve already achieved. Our proprietary technology underpins the improvements in our yield, and it’s helped us improve adjusted operating margin by 910 basis points since 2015, excluding gains from sales of real estate;

•	Favorable industry fundamentals, including limited commoditization, firm pricing dynamics in North America, rising industrial demand and the continued growth of e-commerce, which is driving more frequent shipments of freight that don’t require a full truck; and

•	Over 30 years’ experience and deep relationships with tens of thousands of customers and providers.

The strong return on invested capital generated by North American LTL supports continuing investments in network density, fleet and technology. We anticipate that our 2022 gross capex for this business will be 8% to 9% of revenue.

We more than doubled our adjusted EBITDA in North American LTL four years after acquiring the operation in 2015, and we expect to generate at least $1 billion of adjusted EBITDA in North American LTL this year. Long-term, we have plans in place to improve our LTL margin by hundreds of basis points from current levels.

Our LTL team is laser-focused on the importance of delivering on-time, damage-free service at scale. We have approximately 25,000 LTL customers in North America alone, primarily local accounts. Using a modern fleet equipped with safety technologies, we delivered approximately 13 million shipments in 2021, and our network moved 18 billion pounds of LTL freight 758 million miles.

Our tech priority in LTL is to continuously improve our margin as we grow our revenue — primarily by optimizing pricing, linehaul, dock productivity and pickup-and-delivery routing. For example, we use intelligent route-building to move LTL freight across North America, increasing the utilization of our linehaul fleet and optimizing our load factor. We’re also investing development resources in improving our ability to price in a dynamic market by adjusting for lane conditions. And, we deployed XPO Smart™ workforce planning tools in our yard and dock operations to enhance productivity.

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In Europe, XPO is the largest LTL provider in France and Iberia (Spain / Portugal), and we have the largest single-owner LTL network in the UK. In total, we have approximately 130 LTL locations serving countries across Europe utilizing a blend of fleet operations determined by geography. This includes asset-based (XPO-owned) and asset-light (contracted carrier) capacity, supported by a network of terminals.

Truck Brokerage

XPO is the second largest truck broker in the world, and a top provider in North America, with leading positions in key European geographies: #1 in France and Iberia, and #3 in the UK.

For the full year 2021, our North American truck brokerage business grew revenue by 63% year-over-year, propelled by 29% load growth. This included 35% load growth from our top 20 brokerage customers. We have a long track-record of significant outperformance in our North American truck brokerage business, which is industry-best-in-class. From 2013 through 2021, our truck brokerage revenue CAGR in North America was 27% — three times the industry growth rate.

Our brokerage business is an agile, non-asset model that generates high ROIC and free cash flow conversion. It has a variable labor structure that enables us to reduce costs when demand is soft and deploy additional resources to find trucks as demand returns. Shippers create truckload demand and we place their freight with qualified carriers that supply the capacity. This service is priced on either a spot or contract basis.

Our growth in truck brokerage continues to be propelled by our massive capacity, cutting-edge technology and favorable industry tailwinds, specifically:

•	Our network of 98,000 independent carriers — Our carrier pool represents more than a million trucks to serve high demand for truckload capacity, notably in the e-commerce and omnichannel retail sectors. As more and more shippers outsource their road freight needs, they increasingly prefer brokers like XPO that offer digital capabilities;

•	Our proprietary pricing technology and XPO Connect® digital platform — XPO Connect® gives us the ability to adjust to market conditions in real time and can unlock incremental revenue and profit well beyond current levels. By continually improving the shipper and carrier experiences through automation, we’re realizing significant volume growth and strong margins;

•	Our sticky blue-chip customer base — Our top 10 brokerage customers have an average tenure of 13 years and low concentration risk. These relationships represent considerable potential to grow wallet share and leverage our expertise in key verticals;

•	A significant opportunity to increase market penetration — While we’re the second largest brokerage provider globally, we currently have just 3% share in North America, our primary region; and

•	An exceptional management team that has been together for many years — Our brokerage leaders have successfully piloted the business to a position of strength, where it’s large enough to satisfy the needs of any customer and nimble enough to pivot rapidly in dynamic environments.

Our Brokerage and Other Services segment also includes exposure to a fast-growing brokerage subsector — last mile logistics service for the home delivery of heavy goods. This asset-light business is benefitting from the consumer trend toward purchasing large products through e-commerce, omnichannel retail and direct-to-consumer channels.

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XPO is the largest provider of last mile logistics for heavy goods in North America, with a rapidly growing last mile presence in Europe. The service levels required for heavy goods delivery are considerably higher than for parcel, and our stellar service metrics have helped cement our industry-leading position — for example, on average, we have only one claim out of approximately 600 North American last mile deliveries.

Proprietary Technology

XPO is the industry’s original disruptor. We’ve been investing in transportation automation and digitization for more than a decade, innovating how goods move through supply chains. Our industry is evolving, and customers want to de-risk their operations. We believe that we’re well-positioned to satisfy their demands for faster, more efficient supply chains with greater visibility, as evidenced by the rapid adoption of our XPO Connect® brokerage platform.

We use technology to increase our ROIC, enhance our competitive advantages and make the most of the talent and assets within our organization. Even with these benefits in hand, we believe the greatest rewards of our technology lie ahead in the form of additional revenue and profit growth from the proprietary digital ecosystem we’ve built, notably:

XPO Connect® and Freight Optimizer

We envisioned industry demand for a fully automated, cloud-based digital platform for transportation procurement a decade ago. XPO Connect® encompasses our Freight Optimizer system, shipper interface, pricing engine, carrier interface and our Drive XPO® mobile app for carriers. When our customers have truckload freight to move, XPO Connect® locates the optimal transportation provider based on a number of parameters, including price, market conditions, equipment, carrier profile and load profile.

Our advances in digitization are making our brokerage business much more efficient and reducing our costs. We can capture share by elevating customer service without large increases in headcount. In the fourth quarter, 70% of our brokerage orders in North America were created or covered digitally.

Importantly, the rapid adoption of XPO Connect® by both shippers and carriers is contributing to our above-market revenue and margin performance. In the fourth quarter of 2021, we had a 74% year-over-year increase in weekly average carrier users on XPO Connect, reflecting a substantial increase in truckload capacity providers available digitally to XPO customers.

Drive XPO®

Truck drivers can access XPO Connect® from the road through our proprietary mobile app, Drive XPO®. The app connects carriers to shippers with the capability for fully automated transactions, tracks freight during transit and includes intuitive tools for finding, bidding and booking loads. It gives our customers direct digital access to the capacity they need, regardless of market conditions.

Drive XPO® is a resounding success. In total, truck drivers have downloaded the app over 600,000 times as of year-end 2021, more than doubling the cumulative downloads of a year ago.

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LTL Optimization

Some of our ongoing margin improvement in LTL will come from XPO Smart™, our proprietary suite of workforce planning tools for productivity improvement in LTL dock operations. Our smart analytics “learn” the operations site by site and can forecast how a decision made today could affect productivity in a future period. XPO Smart™ had an immediate impact that should gain further traction when the labor market settles down.

We have other proprietary technology for LTL that’s contributing to the positive trajectory of our yield — a metric we’ve improved every year that we’ve owned the business. We’ve developed data-driven pricing tools that optimize LTL rates for our local and regional accounts, while improving efficiency. Our elasticity tools help determine the best pricing for large, contractual customer relationships, and we recently created a new pricing platform that enables lead generation by mining historical pricing activity.

While each application of our LTL technology delivers its own benefits, there can be a strong synergistic effect on the business as a whole. For example, when we optimize truck routes, that benefits asset utilization, driver utilization and customer service, and reduces our carbon footprint.

Environmental Sustainability

Our entire business model is based on transporting freight as efficiently as possible, which helps our customers and our company meet ESG goals. XPO Connect® can improve the carbon footprint of customer supply chains by reducing empty miles, while our LTL business maintains a modern fleet, optimizes routes and trains our drivers in eco-friendly techniques.

In the US, XPO has been named a Top 75 Green Supply Chain Partner by Inbound Logistics for six consecutive years. We’ve made substantial investments in fuel-efficient Freightliner Cascadia tractors for our LTL business in North America; these use EPA 2013-compliant and Greenhouse Gas 2014-compliant selective catalytic reduction (SCR) technology. Our North American LTL locations have energy-saving policies in place and are implementing a phased upgrade to LED lighting.

In Europe, over 90% of our diesel road fleet is compliant with Euro VI standards, and we have a natural gas-powered fleet of more than 250 total trucks in France, the UK, Spain and Portugal. We also use government-approved mega-trucks in Spain to transport more freight with fewer trips. We’re currently testing the use of longer, duo-trailer vehicles that have the potential to reduce CO2 emissions by an estimated 25% to 30% per trip, compared with the same freight moved on traditional trucks. Our last mile business uses electric vehicles for certain urban deliveries, reducing those emissions to zero.

In 2021, we piloted the first fully electric commercial trucks in our fleets in Spain and France. Electric vehicles show promise in commercial transport applications, particularly as an alternative to diesel for urban service. Our fleet experts are working with manufacturers to pilot the commercial viability of larger electric vehicles, advancing our understanding of how and where to best use this type of fleet.

People-First Culture

XPO’s strong culture puts the safety of our people first in all aspects of the workplace. Our culture is about being respectful, entrepreneurial, innovative and inclusive. It's about having compassion, being honest and respecting diverse points of view, while operating as a cohesive team. We foster both physical and emotional safety at work, with robust ethical guidelines that clearly define prohibited behavior, such as harassment, dishonesty, discrimination, workplace violence, bullying, conflicts of interest, insider trading and human trafficking.

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In 2020, we created the position of Chief Diversity Officer to lead our DE&I initiatives, followed by the formation of a global Diversity and Inclusion Steering Committee in 2021. We reinforce the importance of diversity through open-door management, the XPO University training curriculum, our Workplace virtual community, and equal opportunity hiring and promotion policies.

We also support diverse causes important to our employees, such as Soles4Souls, Girls With Impact, and Workfit programs for differently-abled people. We’re proud to be the official transportation partner for the Susan G. Komen 3-Day Walks® through 2022, and a partner of Truckers Against Trafficking to help combat human trafficking.

XPO’s Pregnancy Care Policy is a gold standard not just for our industry, but for any industry. Any employee of XPO, female or male, who becomes a new parent through birth or adoption can qualify for six weeks of 100% paid leave as the infant's primary caregiver, or two weeks paid leave as the secondary caregiver. In addition, women receive up to 10 days or 80 hours of 100% paid prenatal leave for health and wellness and other preparations for the child's arrival.

Our women employees can request pregnancy accommodations without fear of discrimination. This includes "automatic yes" accommodations, such as changes to work schedules and the timing or frequency of breaks, or assistance with certain tasks. More extensive accommodations are easily determined with input from a doctor. Furthermore, we guarantee that a woman will continue to be paid her regular base wage rate while her pregnancy accommodations are in effect, even if her duties need to be adjusted, and she will remain eligible for wage increases while receiving alternate work arrangements.

In total, more than 30 quality benefits are available to XPO women and families in the US. These include fertility services, prenatal and postpartum care, paid family bonding, and a return-to-work program.

The development of our culture will continue to be a steady march forward, as it has since our founding in 2011. Our XPO Sustainability Report provides details of our global progress in key areas, including safety, employee engagement, diversity and inclusion, ethics and compliance, environmental protection and governance. The current report can be downloaded from https://sustainability.xpo.com.

Fourth Quarter 2021 Financial Highlights1

Highlights of our fourth quarter 2021 financial performance include record revenue, adjusted diluted EPS and adjusted EBITDA:

•	$3.361 billion of revenue, a 14% increase year-over-year — the highest revenue of any quarter in our history

•	$126 million of net income[2]

•	$174 million of operating income

[1]	Reconciliations of non-GAAP financial measures used in this document are provided in the accompanying slide presentation
[2]	Net income from continuing operations attributable to common shareholders

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•	$1.08 diluted earnings per share[3]

•	$98 million cash flow from operating activities[4]

•	$155 million of adjusted net income[2]

•	$1.34 adjusted diluted earnings per share[3] — the highest adjusted diluted EPS of any quarter in our history

•	$323 million of adjusted EBITDA, a 12% increase year-over-year — the highest adjusted EBITDA of any fourth quarter in our history

•	$57 million of free cash flow

2022 Guidance

XPO issued the following financial targets for 2022:

•	Adjusted EBITDA of $1.36 billion to $1.40 billion, a year-over-year increase of 11% at the mid-point, including first quarter adjusted EBITDA of $280 million to $285 million[5]

–	North American LTL expected to generate at least $1 billion of full year adjusted EBITDA;

•	Year-over-year improvement of more than 100 basis points in North American LTL adjusted operating ratio[6];

•	Depreciation and amortization of approximately $400 million, excluding amortization of acquisition-related intangible assets;

•	Interest expense of $170 million to $180 million;

•	Effective tax rate of 24% to 25%; and

•	Adjusted diluted EPS of $5.00 to 5.45, a year-over-year increase of 22% at the mid-point

–	Excluding amortization of acquisition-related intangible assets, and assuming 117 million shares outstanding as of year-end 2022.

With respect to 2022 cash flows:

•	Gross capital expenditures of $500 million to $550 million;

•	Net capital expenditures of $425 million to $475 million; and

•	Free cash flow of $400 million to $450 million.

Balance Sheet and Liquidity

On December 31, 2021, we had $1.3 billion of total liquidity. Our net leverage was 2.7x, calculated as net debt of $3.31 billion divided by adjusted EBITDA of $1.24 billion for the year ended December 31.

[3]	Diluted earnings from continuing operations per share
[4]	Net cash provided by operating activities from continuing operations
[5]	For full year 2022, assumes gains from real estate sales of approximately $50 million dollars, compared with $62 million in 2021; for first quarter 2022, assumes no gain from real estate sales, compared with $17 million in 2021; the company currently plans to execute real estate sales in the second half of 2022
[6]	The company expects approximately 200 basis points of year-over-year degradation in LTL adjusted operating ratio, excluding gains from sales of real estate, for the first quarter of 2022

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We’re committed to deleveraging to a net leverage ratio of 1.0x to 2.0x by the first half of 2023, as a key step to achieving our goal of an investment-grade credit rating.

In Conclusion

In 2021, we celebrated our first exhilarating decade in business with a great deal of pride, while continuing to run the business efficiently and profitably for our shareholders. We remain intensely committed to continuous improvement, as we have from day one. This a major reason why more than two-thirds of Fortune 100 companies trust XPO with their most important asset — their reputation.

When world-class companies show confidence in XPO, we know we’re delivering the quality our customers expect. The awards we receive from Dow, Ford, Intel, GM, Nissan, Nordstrom, Owens Corning, Raytheon, The Home Depot, Ulta Beauty, Whirlpool and others are the ultimate proof of our commitment to continuous improvement.

Numerous other recognitions reflect the caliber of our company. In 2016, XPO made the Fortune 500 list for the first time, in just our fourth full year in business. One year later, we were named the fastest-growing transportation company on the list, and we’ve been ranked No. 1 in the Fortune 500 category of Transportation and Logistics every year since then.

In 2018, Fortune named us to their Fortune Future 50 list. Gartner has ranked us as a Magic Quadrant 3PL leader for five consecutive years. Forbes ranked us as the top-performing US company on the Global 2000 and one of the best employers in the US.

In 2021, Fortune named us one of the World's Most Admired Companies for the fourth consecutive year. The Financial Times has honored us as a European Diversity Leader. We’ve been recognized for our commitment to gender diversity at the board level by 2020 Women on Boards, and as a top company for women to work for by the Women in Trucking Association. Newsweek ranked us in the top 100 of America's most responsible companies, and Statista named us one of the most socially responsible companies in France. In the UK, XPO was voted one of Glassdoor’s top three best places to work. We thank our employees for creating the culture that has led to these recognitions.

We believe that XPO’s industry leadership, technology advantage and deep bench of expertise equip our operations to continue to outperform, and our company-specific initiatives are leveraging powerful secular tailwinds. Our business model excels at delivering strong growth at both the top and bottom lines. We’re confident that investors will recognize the full value of the company we’ve built and the significant opportunity we have to continue to drive outsized returns.

Thank you for your interest!

Non-GAAP Financial Measures

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide reconciliations of the non-GAAP financial measures contained in this document to the most directly comparable measure under GAAP, which are set forth in the financial tables attached to this document.

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This document contains the following non-GAAP financial measures: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) on a consolidated basis for the three months and years ended December 31, 2021 and 2020; adjusted EBITDA margin on a consolidated basis for the three months and years ended December 31, 2021 and 2020; adjusted net income from continuing operations attributable to common shareholders and adjusted diluted earnings from continuing operations per share (“adjusted EPS”) on a consolidated basis for the three months and years ended December 31, 2021 and 2020; free cash flows for the three months and years ended December 31, 2021 and 2020; adjusted operating income (including and excluding gains on real estate transactions) and adjusted operating ratio (including and excluding gains on real estate transaction) for our North American less-than-truckload for the three months ended December 31, 2021 and 2020, and the years ended December 31, 2021, 2020, 2019, 2018, 2017, 2016 and 2015; margin (revenue less cost of transportation and services) for North American Truck Brokerage for the three months and years ended December 31, 2021 and 2020; return on invested capital (ROIC) on a consolidated basis for the year ended December 31, 2021; net leverage and net debt as of December 31, 2021..

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, XPO and its business segments’ core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures of other companies. These non-GAAP financial measures should only be used as supplemental measures of our operating performance.

Adjusted EBITDA, adjusted net income from continuing operations attributable to common shareholders and adjusted EPS include adjustments for transaction and integration costs, as well as restructuring costs, litigation settlements and other adjustments as set forth in the attached tables. Transaction and integration adjustments are generally incremental costs that result from an actual or planned acquisition, divestiture or spin-off and may include transaction costs, consulting fees, retention awards, and internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and converging IT systems. Restructuring costs primarily relate to severance costs associated with business optimization initiatives. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating XPO’s and each business segment’s ongoing performance.

We believe that free cash flow is an important measure of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We calculate free cash flow as net cash provided by operating activities from continuing operations, less payment for purchases of property and equipment plus proceeds from sale of property and equipment. We believe that adjusted EBITDA and adjusted EBITDA margin improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), litigation settlements, tax impacts and other adjustments as set out in the attached tables that management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses. We believe that adjusted net income from continuing operations attributable to common shareholders and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains that management has determined are not reflective of our core operating activities, including amortization of acquisition-related intangible assets, litigation settlements, transaction and integration costs, restructuring costs and other adjustments as set out in the attached tables.

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We believe that margin (revenue less cost of transportation and services) improves the comparability of our operating results from period to period by removing the cost of transportation and services, in particular the cost of fuel, incurred in the reporting period as set out in the attached tables. We believe that adjusted operating income and adjusted operating ratio improve the comparability of our operating results from period to period by (i) removing the impact of certain transaction and integration costs and restructuring costs, as well as amortization expenses and (ii) including the impact of pension income incurred in the reporting period as set out in the attached tables. We believe that return on invested capital (ROIC) is an important metric as it measures how effectively we deploy our capital base. ROIC is calculated as net operating profit after tax (NOPAT) for the year ended December 31, 2021 divided by invested capital as of December 31, 2021. NOPAT is calculated as adjusted EBITDA less depreciation expense, real estate gains and cash taxes plus operating lease interest. Invested capital is calculated as equity plus debt and operating lease liabilities less cash and goodwill and intangibles. We believe that net leverage and net debt are important measures of our overall liquidity position and are calculated by removing cash and cash equivalents from our reported total debt and reporting net debt as a ratio of our year end reported adjusted EBITDA.

With respect to our financial targets for full year 2022 adjusted EBITDA, adjusted diluted EPS and free cash flow, a reconciliation of these non-GAAP measures to the corresponding GAAP measures is not available without unreasonable effort due to the variability and complexity of the reconciling items described above that we exclude from these non-GAAP target measures. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking statement of income and statement of cash flows prepared in accordance with GAAP that would be required to produce such a reconciliation.

Forward-looking Statements

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including our full year 2022 financial targets for adjusted EBITDA, depreciation and amortization (excluding amortization of acquisition-related intangible assets), interest expense, effective tax rate, adjusted diluted EPS (excluding amortization of acquisition-related intangible assets), gross capital expenditures, net capital expenditures, and free cash flow; our first quarter 2022 financial target for adjusted EBITDA; our expectation of year-over-year improvement of more than 100 basis points in North American LTL adjusted operating ratio; our 2022 financial target of at least $1 billion of adjusted EBITDA in the North American LTL segment; our expectation that North American LTL adjusted operating ratio will inflect to year-over-year improvement mid-year 2022, our expectation to continue to deliver double-digit volume growth in North American truck brokerage in 2022 and going forward; our target net leverage ratio of 1.0x to 2.0x by the first half of 2023; and our goal of an investment-grade credit rating. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

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These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include the risks discussed in our filings with the SEC and the following: economic conditions generally; the severity, magnitude, duration and aftereffects of the COVID-19 pandemic, including supply chain disruptions due to plant and port shutdowns and transportation delays, the global shortage of certain components such as semiconductor chips, strains on production or extraction of raw materials, cost inflation and labor and equipment shortages, which may lower levels of service, including the timeliness, productivity and quality of service, and government responses to these factors; our ability to align our investments in capital assets, including equipment, service centers and warehouses, to our customers’ demands; our ability to implement our cost and revenue initiatives; the effectiveness of our action plan, and other management actions, to improve our North American LTL business; our ability to benefit from a sale, spinoff or other divestiture of one or more business units, and the impact of anticipated material compensation and other expenses, including expenses related to the acceleration of equity awards, to be incurred in connection with a substantial disposition; our ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to acquired companies; goodwill impairment, including in connection with a business unit sale, spinoff or other divestiture; matters related to our intellectual property rights; fluctuations in currency exchange rates; fuel price and fuel surcharge changes; natural disasters, terrorist attacks or similar incidents; risks and uncertainties regarding the expected benefits of the spin-off of our logistics segment; the impact of the spin-off of our logistics segment or a future spin-off of a business unit on the size and business diversity of our company; the ability of the spin-off of our logistics segment to qualify for tax-free treatment for U.S. federal income tax purposes; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; our indebtedness; our ability to raise debt and equity capital; fluctuations in fixed and floating interest rates; our ability to maintain positive relationships with our network of third-party transportation providers; our ability to attract and retain qualified drivers; labor matters, including our ability to manage our subcontractors, and risks associated with labor disputes at our customers and efforts by labor organizations to organize our employees and independent contractors; litigation, including litigation related to alleged misclassification of independent contractors and securities class actions; risks associated with our self-insured claims; risks associated with defined benefit plans for our current and former employees; governmental regulation, including trade compliance laws, as well as changes in international trade policies and tax regimes; governmental or political actions, including the United Kingdom’s exit from the European Union; and competition and pricing pressures.

All forward-looking statements set forth in this document are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this document speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.

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